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                                                                     EXHIBIT 12



                 BRIGGS & STRATTON CORPORATION AND SUBISIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)



                                                             Six Months Ended
                                                       ---------------------------
                                                       December 27,   December 28,
                                                          1998            1997
                                                       ------------   ------------
Net income                                             $     29,078   $      7,662

Add:
   Interest                                                   8,158          9,042
   Income tax expense and other taxes on income              17,440          4,700
   Fixed charges of unconsolidated subsidiaries                 153            271
                                                       ------------   ------------
          Earnings as defined                          $     54,829   $     21,675
                                                       ============   ============

Interest                                               $      8,158   $      9,042
Fixed charges of unconsolidated subsidiaries                    153            271
                                                       ------------   ------------
          Fixed charges as defined                     $      8,311   $      9,313
                                                       ============   ============

Ratio of earnings to fixed charges                             6.60 x         2.33 x
                                                       ============   ============